Exhibit 99.1

Avnet Announces CFO Transition

PHOENIX – July 11, 2022 – Avnet (Nasdaq: AVT) today announced that Thomas Liguori, the Company’s Chief Financial Officer (CFO), will be transitioning from Avnet to begin a new chapter of opportunities in the public, private and university sectors.

Consistent with Avnet’s succession plan, Kenneth A. Jacobson, the Company’s corporate controller and a seasoned corporate executive, will succeed Mr. Liguori as CFO effective September 6. Mr. Liguori will be available to Avnet as a senior advisor through March 2023 and will assist with the transition.

“Tom has made vital contributions to Avnet’s growth since joining our team in 2018,” said Phil Gallagher, Avnet’s chief executive officer. “We thank him for his leadership and, together with Ken, building a high-quality finance organization.”

“I have thoroughly enjoyed my time at Avnet and want to express my gratitude to the finance team for their support, as well as everyone at Avnet. It has been a privilege to serve as Avnet’s CFO during its 100th anniversary,” said Mr. Liguori. “I wish Phil, Ken and Avnet continued success in the years to come.”

Mr. Jacobson joined Avnet in 2013 and served as Avnet’s interim CFO in 2017-2018, prior to Mr. Liguori joining the organization. As corporate controller, Mr. Jacobson has global leadership responsibility for the finance organizations within each of Avnet’s business units, as well as management oversight of Avnet’s global supply chain engagements.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s CFO transition plans. These forward-looking statements are subject to numerous assumptions, risks, and uncertainties, including important factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended July 3, 2021, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which that statement is made. Except as required by law, the Company assumes no obligation to update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

About Avnet

As a leading global technology distributor and solutions provider, Avnet has served customers’ evolving needs for an entire century. We support customers at each stage of a product’s lifecycle, from idea to design and from prototype to production. Our unique position at the center of the technology value chain enables us to accelerate the design and supply stages of product development so customers can realize revenue faster. Decade after decade, Avnet helps its customers and suppliers around the world realize the transformative possibilities of technology. Learn more about Avnet at www.avnet.com. (AVT_IR)

Investor Relations Contacts

Joe Burke, 480-643-7431

Joseph.Burke@avnet.com

Media Relations Contact

Jeanne Forbis, 480-643-7499

Jeanne.Forbis@Avnet.com